Exhibit 99.1

AMERICAN NATURAL ENERGY CORPORATION
6100 South Yale, Suite 300
Tulsa, Oklahoma 74136
Tel: 918-481-1440 Fax: 918-481-1473

American Natural Energy Corporation Announces Proposed
Reduction in Debenture Conversion Price

Tulsa, Oklahoma, May 3, 2005. American Natural Energy Corporation (“ANEC”) (TSX Venture: ANR.U) announced today that it is seeking the written consent of the holders of its (US)$11.2 million principal amount of outstanding 8% Convertible Secured Debentures due September 30, 2005 to a number of amendments to the terms of the Debentures and the related Trust Indenture. The amendments proposed include provisions to reduce the conversion price of the Debentures to US$0.18 per share, from US$0.43 per share, for a thirty (30) calendar day period following shortly after the requisite Debenture holder approval is obtained and certain other pre-conditions are met. Additional amendments include provisions whereby the maturity date of the Debentures would be extended to September 30, 2006, interest payments, for interest accruing commencing April 1, 2005, would be paid by issuance of shares of Common Stock valued at market price prior to the interest payment date, and holders who converted their Debentures prior to the effectiveness of the proposed amendments would be issued a number of additional shares of Common Stock based on the market price for shares of Common Stock at the time they converted their Debentures. In addition, pursuant to the proposed amendments, the Company would have the right to discharge the security interest collateralizing the Debentures, the negative covenants prohibiting the Company from incurring indebtedness, other than up to (US)$2.0 million of unsecured indebtedness, and creating security interests would be eliminated, and the Company would agree to file a registration statement and post-effective amendment under the U.S. Securities Act of 1933, as amended (the “U.S. Securities Act”), to enable, upon effectiveness of the registration statement and post-effective amendment, the resale of the shares issued on conversion of the Debentures and the other shares issued in lieu of cash interest and to holders who previously converted their Debentures.

     Under the proposed amendments, up to approximately 64,835,000 shares may be issued upon full conversion of the Debentures at the reduced conversion price, in payment of interest accruing during the period April 1, 2005 through June 30, 2005 at a price assumed to be at the reduced conversion price of (U.S.) $0.18 per share, and on account of Debentures previously converted. Following the thirty (30) day period during which the conversion price is proposed to be reduced, the conversion price will return to its existing conversion price of (US)$0.43 per share, subject to any future anti-dilution adjustments. Issuances of shares pursuant to the amended terms will not result in any anti-dilution adjustments to the (US)$0.43 per share conversion price.

     As a result of the changed facts and circumstances arising out of the solicitation of the approval of the amendments described above and because the information contained in the Company’s prospectus dated May 13, 2004 filed under the U.S. Securities Act, including among other information, the numbers of shares of Common Stock of the Company offered by the holders on conversion of the Debentures, the prospectus can no longer be deemed to be current within the meaning of the U.S. Securities Act. Therefore, the Company has suspended the use of the prospectus dated May 13, 2004 and re-sales of shares of Common Stock of the Company pursuant to and in reliance upon the prospectus may not be made until further notice.

     Promptly after the conclusion of the thirty (30) calendar day reduced conversion price period, the Company has agreed to prepare and file under the U.S. Securities Act a new registration statement and a post-effective amendment to enable, when such filings are declared effective by the U.S. Securities and Exchange Commission, the re-sale of the shares subject to the registration statement and post-effective amendment.

     The adoption of the amendments is subject to receiving the requisite consent of the holders of two-thirds (2/3) of the principal amount of the Debentures outstanding, the approval of the TSX Venture Exchange and the approval of the stockholders of the Company to amend the Certificate of Incorporation of the Company to increase the number of shares of Common Stock the Company is authorized to issue to 250 million from 100 million.

     ANEC intends to mail to each Debentureholder a notice relating to the solicitation of the holders consent together with a separate form intended for return to ANEC for consenting in writing to the amendments.

     ANEC is a Tulsa, Oklahoma based independent exploration and production company with operations in St. Charles Parish, Louisiana. For further information please contact Michael Paulk, CEO at 918-481-1440 or Steven P. Ensz, CFO at 281-367-5588.

     The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.

     This Press Release may contain statements which constitute forward-looking statements within the meaning of the US Private Securities Litigation Reform Act of 1995, including statements regarding the plans, intentions, beliefs and current expectations of ANEC, its directors, or its officers with respect to the future business, well drilling and operating activities and performance of ANEC. Forward-looking statements also include the plans and intentions of ANEC to obtain the consent of Debenture holders to the amendments described in this press release to the terms of its outstanding Debentures and related Trust Indenture, the approval of the TSX Venture Exchange of the proposed amendments and stockholder approval of the amendment to ANEC’s Certificate of Incorporation to increase the number of shares of Common Stock it is authorized to issue. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including uncertainties as to whether the amendments proposed will receive the requisite approvals. The actual results and outcome of events may differ materially from those in the forward-looking statements as a result of various factors. The levels of and fluctuations in the prices for natural gas and oil and the demand for those commodities, the outcome of ANEC’s development and exploration activities, including the success of its current and proposed well drilling activities and the availability of capital to pursue those activities could affect ANEC and its future prospects. The failure to obtain the required consents to the amendments to the terms of the Debentures could materially adversely affect the Company’s prospects and liquidity and may lead to the inability of the Company to re-pay the outstanding principal of the Debentures when the principal matures on September 30, 2005. Important additional factors that could cause such differences are described in ANEC’s periodic reports and other filings made with the Securities and Exchange Commission and may be viewed at the Commission’s Website at http://www.sec.gov.